Exhibit (a)(1)(n)

CEMEX Australia Pty Ltd ACN 122 401 405
a wholly owned subsidiary of CEMEX, S.A.B. de C.V.

Third Supplementary
Bidder’s Statement

This is a supplementary bidder’s statement under section 643 of the Corporations Act and a notice under sections 630(2) and 650D of the Corporations Act. It is the third supplementary bidder’s statement issued by Bidder in relation to its off-market takeover bid for Rinker.
This document (Statement) supplements the Bidder’s Statement dated 30 October 2006 (as previously supplemented by the First Supplementary Bidder’s Statement dated 8 December 2006 and the Second Supplementary Bidder's Statement dated 23 January 2007) issued by Bidder and is to  be read together with the Bidder’s Statement, the First

Supplementary Bidder’s Statement and the Second Supplementary Bidder's Statement. This Statement will prevail to the extent of any inconsistency with those documents.
A copy of this Statement was lodged with ASIC on 22 March 2007. Neither ASIC nor any of its officers takes any responsibility for the contents of this Statement.
Words and phrases defined in the Bidder’s Statement, the First Supplementary Bidder’s Statement or the Second Supplementary Bidder’s Statement have the same meaning in this Statement, unless the context requires otherwise.

1. Offer Period

1.1 Variation of Offer — extension of Offer Period

Bidder gives notice that it varies the Offer by extending the Offer Period until 7pm (Sydney time) on 27 April 2007 / 5am (New York time) on 27 April 2007.

This variation has the effect of postponing, for more than one month, the time when Bidder must meet its obligations for Rinker Securityholders who have already accepted the Offer. As a result, under section 650E of the Corporations Act such Rinker Securityholders may withdraw their acceptance of the Offer by giving notice within one month beginning on the day after the day on which they first receive a copy of this Statement.

Rinker Securityholders who withdraw their acceptance must return any consideration received for accepting the Offer. See Section 8.9 of the Bidder’s Statement for instructions on how to withdraw an acceptance of the Offer.

If a Rinker Securityholder withdraws an acceptance of the Offer in this manner, Bidder must:

•
return to the Rinker Securityholder any documents that were sent to Bidder with the acceptance of the Offer within 14 days after the day it is given the withdrawal notice and any consideration is returned; and

•
in the case of CHESS Holdings of Rinker Shares, transmit to ASTC a Valid Message that authorises the release of those securities from the Offer Accepted Subposition in which the Holding has been reserved.

(Words defined in the ASTC Settlement Rules have the same meaning when used in this Section, unless the context requires otherwise.)

1.2 New date for notice on the status of the Defeating Conditions

Due to the extension of the Offer Period, the date for giving the notice on the status of the Defeating Conditions required by section 630(1) of the Corporations Act has changed from 22 March 2007 to 19 April 2007 (subject to variation in accordance with section 630(2) of the Corporations Act if the Offer Period is further extended).

As at the date of this Statement, the Offer has not been freed from any Defeating Condition nor, so far as Bidder knows, has any Defeating Condition been fulfilled other than the Defeating Conditions relating to CEMEX shareholder approval (see Section 4.2 of the First Supplementary Bidder’s Statement) and Australian foreign investment approval (see Section 2).

CEMEX Second Supplementary Bidder's Statement    1

2. Foreign investment approval - Australia

On 8 March 2007, the Australian Government advised CEMEX that there are no objections to the acquisition of up to all the Rinker Securities in terms of the Australian Government’s foreign investment policy.

Bidder, therefore, gave on that date notice that the Defeating Condition set out in Section 8.6(c) of the Bidder’s Statement relating to Australian foreign investment approval had been fulfilled such that the Offer is now free of this Defeating Condition.

3. Approval

This Statement has been approved by a resolution passed by the directors of Bidder.

DATED 22 March 2007

SIGNED for and on behalf of CEMEX Australia Pty Ltd

Hector Medina
Director

CEMEX Offer Information Line

Within Australia:     1300 721 344 (local call)

Within the US:        (866) 244 1296 (for retail investors) or (212) 750 5833 (for banks and brokers)

Elsewhere:             +61 3 9415 4344

Please note that, to the extent required by the Corporations Act, calls to these numbers will be recorded.

2  CEMEX Second Supplementary Bidder's Statement